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Exhibit 10.8

CONFIDENTIALITY AGREEMENT

        THIS AGREEMENT is made as of November 3, 2003, by and between PFI Holdings Corp. (the "Company"), and Claude Gros ("PFDC Director").

        WHEREAS, the Company and certain stockholders of the Company have entered into that certain Stockholders Agreement dated as of the date hereof (the "Stockholders Agreement");

        WHEREAS, the stockholders of the Company identified on Schedule II of the Stockholders Agreement (the "PFDC Stockholders") desire to elect the PFDC Director as a director of the Company pursuant to the terms of the Stockholders Agreement;

        WHEREAS, the terms of the Stockholders Agreement contemplate that a designee of the PFDC Stockholders will enter into a confidentiality agreement with the Company; and

        WHEREAS, PFDC Director acknowledges and agrees with the Company that he has and may obtain knowledge of Company's and its Subsidiaries' trade secrets and other Proprietary Information (as defined in Section 1(b) below) that the Company has made reasonable efforts to keep confidential and that the Company derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use ("Trade Secrets").

        NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the PFDC Director hereby agree as follows:

        1.    Nondisclosure and Nonuse of Proprietary Information.

        (a)   PFDC Director agrees that he shall not disclose or use, either while he is a director of the Company or any of its subsidiaries or thereafter, any Proprietary Information (as defined below) of which he is or becomes aware, except to the extent that such disclosure or use is directly related to his duties as a director to the Company or any of its subsidiaries. The foregoing shall not, however, prohibit disclosure by PFDC Director of Proprietary Information (a) that was in the public domain prior to its disclosure to PFDC Director or afterwards (but in any event prior to disclosure by PFDC Director) other than as a result of disclosure by PFDC Director, the PFDC Stockholders or any of their Affiliates, (b) which becomes available to you on a non-confidential basis from a source other than the Company, any of its Subsidiaries or any of their respective representatives, (c) that is authorized or permitted by the Company in writing to be disclosed by PFDC Director or (d) to the extent PFDC Director can show proof that such information is compelled to be disclosed by judicial or administrative process or, based on the advice of other legal counsel, by other requirements of law and then still subject to the provisions of this Addendum to the extent permitted by law; provided that PFDC Director shall, to the extent, practicable, provide prior notice of such disclosure to the Company. Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination. Additionally, nothing contained in this Agreement shall prohibit PFDC Director from disclosing Proprietary Information to the PFDC Stockholders or their affiliates, provided that the recipients agree for the benefit of the Company to keep such information confidential and not use such information and except that PFDC Director shall not disclose any Proprietary Information that constitutes competitively sensitive materials or information (including pricing and marketing plans and proposals and other competitively or strategically sensitive information or data) the disclosure to, or use of which by, PFDC or any of its Affiliates could reasonably be expected to be materially detrimental to or jeopardize in any material respect the competitive position of the Company or its Subsidiaries, in each case as determined by the Board or the Majority Stockholders in their reasonable discretion.

        (b)   As used in this Agreement, the term "Proprietary Information" means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, that relates to or results from the business, historical or projected financial results, products, services or research or development of the Company or its subsidiaries or their respective suppliers, distributors, customers, independent contractors or other business relations. Proprietary Information includes, but is not limited to, the following: (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company's and its subsidiaries' suppliers, distributors, customers, independent contractors or other business relations and their confidential information; and (iii) Trade Secrets, technology, know-how, product formulas, and research and development.

        2.    Delivery of Materials Upon Termination of Relationship with the Company.    As requested by the Company from time to time after PFDC Director is no longer a director of the Company or any of its subsidiaries, PFDC Director shall promptly deliver to the Company all copies and embodiments, in whatever form, of all Proprietary Information in PFDC Director's possession or within his control and, if requested by the Company, shall provide the Company with written confirmation that all such materials have been delivered to the Company.

        3.    Counterparts.    This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

        4.    Choice of Law.    All questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits hereto shall be governed by the internal law, and not the law of conflicts, of the State of California.

        5.    Defined Terms.    Capitalized terms used but not defined herein shall have the meanings attributable to such terms in the Stockholders Agreement.

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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

PFI HOLDINGS CORP.
By	/s/ ANDRE PIETERS
Its President
/s/ CLAUDE GROS

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  Exhibit 10.8